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                                                                    EXHIBIT 12

                             WACHOVIA CORPORATION

                      RATIO OF EARNINGS TO FIXED CHARGES


                                        Nine Months
                                           Ended
                                       September 30,
                                           1993
                                       -------------
(A) Excluding interest on
  deposits:
Earnings:
  Income before income taxes.......      $  519,451
  Fixed charges....................         207,151
                                         ----------
         Earnings as adjusted......      $  726,602
                                         ==========

Fixed charges:
  Interest on purchased and
    other short-term borrowed
    funds..........................      $  168,842
  Interest on long-term debt.......          27,409
  Portion of rents
    representative of the
    interest factor (1/3) of
    rental expenses................          10,900
                                         ----------
         Fixed charges.............      $  207,151
                                         ==========

Ratio of earnings to fixed
  charges..........................            3.51x

(B) Including Interest on
  deposits:
Adjusted earnings from (A)
 above............................      $   726,602
Add interest on deposits..........          424,929
                                         ----------
Earnings as adjusted..............      $ 1,151,531
                                         ==========

Fixed charges:
  Fixed charges from (A) above.....      $  207,151
  Interest on deposits.............         424,929
                                         ----------
Adjusted fixed charges.............      $  632,080
                                         ==========
Adjusted earnings to adjusted
  fixed charges....................            1.82x


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